Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kalobios Pharmaceuticals, Inc.
Brisbane, California

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Kalobios Pharmaceuticals, Inc. of our report dated March 9, 2017, which includes an explanatory paragraph as to Kalobios Pharmaceuticals, Inc.’s ability to continue as a going concern, relating to our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Kalobios Pharmaceuticals, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ HORNE LLP

Ridgeland, Mississippi
March 17, 2017